Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-168378

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 10, DATED MARCH 15, 2012

TO PROSPECTUS DATED APRIL 13, 2011

This prospectus supplement supplements our prospectus dated April 13, 2011, relating to the resale, from time to time, by certain stockholders or their pledgees, donees, transferees, or other successors in interest, of up to 10,936,747 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Current Reports on Form 8-K filed on March 6, 2012 and March 15, 2012, which are set forth below.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On March 14, 2012, the last reported sale price per share of our common stock was 0.815 NIS (approximately $0.22) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2012 (March 6, 2012)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53708	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

At a special general meeting ("the Meeting") of the stockholders of BioCancell Therapeutics, Inc. ("the Company"), held on March 6, 2012 at the offices of the Company, the following matter was considered by the Meeting:

1.	The Meeting resolved to amend the Company's Amended and Restated Certificate of Incorporation increasing the Company's authorized stock capital from 65,000,000 shares to 150,000,000 shares.

Of the 22,121,095 shares whose owners were present at the meeting and participated in the vote, stockholders holding 22,121,095 shares (100%) voted in favor of the resolution, and no stockholders voted against. Stockholders holding 442,000 shares abstained in the vote. The affirmative votes of holders of 19,663,676 shares, being 50% of the Company’s outstanding share capital, was required for the resolution to be approved, and it was therefore approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: March 6, 2012	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 2012 (March 13, 2012)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53708	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 13, 2012, BioCancell Therapeutics Inc. ("BioCancell") received results of its Phase I/IIa clinical trial of BC-819 as a treatment for patients with advanced ovarian cancer who have previously failed at least one standard treatment. The results show that BioCancell met the trial's primary endpoint (treatment safety). In addition, at the highest dose given (240 mg), signs of efficacy were observed.

The trial took place in a number of medical centers in Israel, with 11 late-stage, heavily pretreated patients participating (following an average of four complete cycles of chemotherapy each). The patients each received one of three doses of BC-819 - 60 mg, 120 mg and 240 mg (the highest dosage group). As required by the FDA, the trial protocol was designed to focus on testing the safety of BC-819, as this was the first time that dosages of this magnitude had been used in a clinical trial, and that an intraperitoneal mode of administration was used. Therefore, the protocol included a 4-week break in the treatment in order to evaluate any possible adverse events.

The primary endpoint of the trial was evaluating the safety of the treatment (establishing the maximum tolerated dose and the presence or absence of any dose-limiting toxicity). As no dose-limiting toxicity was recorded, the optimal dosage was determined to be the maximum dosage given in the trial - 240 mg. In addition, the results show that no serious adverse events were linked to the drug, meaning that BioCancell has fully met the trial's primary endpoint.

During the course of the trial, ascitic fluid levels dropped and the ascites disappeared for all patients in the high dosage group as long as they received treatment. Ascites are a fluid containing cancerous cells that builds up in the peritoneal cavity. They are a significant side effect for ovarian cancer patients that severely affect quality of life, and are an indicator of deterioration of the patient's condition.

In light of these trial results, BioCancell will act to expand the trial by treating an additional group of patients at the highest dosage (240 mg), in a treatment regime designed to provide more information regarding treatment efficacy and safety, with details to be provided one regulatory approvals are received.

This filing contains "forward-looking" statements, including statements that may relate to the further development and potential safety and efficacy of BC-819 or other products under development by BioCancell, as well as BioCancell's development strategy. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of BioCancell to differ materially from those indicated by these forward-looking statements, including, among others, the risk that the U.S. Food and Drug Administration may require changes to the protocols and informed consents for clinical trials, which changes may have a material adverse effect on the timing of, and BioCancell's ability to conduct, those clinical trials, risks related to the clinical advancement of BioCancell's products, including, but not limited, to the risk that clinical trials may not demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or to result in a marketable product and risks related to the potential for others to develop similar products. BioCancell does not undertake any obligation to update forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: March 15, 2012	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary